Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present Liberty Media Corporation’s (“Liberty” or the “Company”) assets and liabilities as of December 31, 2021 and December 31, 2020 and revenue, expenses and cash flows for the years ended December 31, 2021, 2020, and 2019. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Liberty SiriusXM Group, Liberty Braves Group (“Braves Group”) and the Liberty Formula One Group (“Formula One Group”), respectively. The reattribution, as described in note 1, is reflected in the attributed financial statements on a prospective basis from April 22, 2020. The financial information should be read in conjunction with our consolidated financial statements for the year ended December 31, 2021 included in this Annual Report on Form 10-K.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	December 31,	December 31,
	2021	2020

	amounts in millions
Cash and cash equivalents	$598	996
Investments in affiliates, accounted for using the equity method	$805	886
Intangible assets not subject to amortization	$24,953	24,924
Intangible assets subject to amortization, net	$1,269	1,471
Total assets	$31,674	32,081
Deferred revenue	$1,454	1,721
Long-term debt, including current portion	$14,262	13,000
Deferred tax liabilities	$2,206	2,116
Attributed net assets	$8,036	8,250
Noncontrolling interest	$3,565	4,505

Summary Statement of Operations Data:

	Years ended December 31,
	2021	2020	2019

	amounts in millions
Revenue	$8,696	8,040	7,794
Cost of Sirius XM Holdings services (1)	$(3,968)	(3,579)	(3,427)
Subscriber acquisition costs	$(325)	(362)	(427)
Other operating expenses (1)	$(265)	(264)	(280)
Selling, general and administrative expense (1)	$(1,598)	(1,509)	(1,495)
Impairment, restructuring and acquisition costs, net of recoveries	$(20)	(1,004)	(84)
Operating income (loss)	$1,917	749	1,544
Interest expense	$(495)	(462)	(435)
Share of earnings (losses) of affiliates, net	$(253)	(484)	(24)
Gains (losses) on dilution of investment in affiliate	$152	4	—
Income tax (expense) benefit	$(74)	(106)	(271)
Net earnings (loss) attributable to noncontrolling interests	$276	28	241
Earnings (loss) attributable to Liberty stockholders	$599	(747)	494
(1)	Includes stock-based compensation expense as follows:

	Years ended December 31,
	2021	2020	2019

	amounts in millions
Cost of Sirius XM Holdings services	$45	44	43
Other operating expenses	36	43	49
Selling, general and administrative expense	134	147	154
	$215	234	246

Braves Group

Summary Balance Sheet Data:

	December 31,	December 31,
	2021	2020

	amounts in millions
Cash and cash equivalents	$142	151
Property and equipment, net	$777	799
Investments in affiliates, accounted for using the equity method	$110	94
Intangible assets not subject to amortization	$323	323
Intangible assets subject to amortization, net	$21	24
Total assets	$1,636	1,571
Deferred revenue	$83	90
Long-term debt, including current portion	$697	670
Deferred tax liabilities	$65	52
Attributed net assets	$296	291

Summary Statement of Operations Data:

	Years ended December 31,
	2021	2020	2019

	amounts in millions
Revenue	$568	178	476
Selling, general and administrative expense (1)	$(99)	(67)	(100)
Operating income (loss)	$20	(128)	(39)
Share of earnings (losses) of affiliates, net	$30	6	18
Unrealized gains (losses) on intergroup interest	$(31)	42	(42)
Income tax (expense) benefit	$(8)	38	15
Earnings (loss) attributable to Liberty stockholders	$(11)	(78)	(77)
(1)	Includes stock-based compensation of $12 million, $6 million, and $17 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Formula One Group

Summary Balance Sheet Data:

	December 31,	December 31,
	2021	2020

	amounts in millions
Cash and cash equivalents	$2,074	1,684
Investments in affiliates, accounted for using the equity method	$30	38
Intangible assets not subject to amortization	$3,957	3,956
Intangible assets subject to amortization, net	$3,507	3,883
Total assets	$11,664	11,191
Long-term debt, including current portion	$3,631	3,759
Redeemable noncontrolling interests in equity of subsidiary	$575	—
Attributed net assets	$6,340	6,550

Summary Statement of Operations Data:

	Years ended December 31,
	2021	2020	2019

	amounts in millions
Revenue	$2,136	1,145	2,022
Cost of Formula 1 revenue	$(1,489)	(974)	(1,394)
Selling, general and administrative expense (1)	$(210)	(174)	(210)
Operating income (loss)	$40	(444)	(35)
Interest expense	$(123)	(146)	(195)
Share of earnings (losses) of affiliates, net	$23	(108)	12
Unrealized gains (losses) on intergroup interest	$(90)	(167)	42
Realized and unrealized gains (losses) on financial instruments, net	$(21)	129	(270)
Income tax (expense) benefit	$37	112	90
Earnings (loss) attributable to Liberty stockholders	$(190)	(596)	(311)
(1)	Includes stock-based compensation of $29 million, $21 million, and $28 million for the years ended December 31, 2021, 2020, and 2019, respectively.

BALANCE SHEET INFORMATION

December 31, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$598	142	2,074	—	2,814
Trade and other receivables, net	722	40	66	—	828
Other current assets	793	148	229	—	1,170
Total current assets	2,113	330	2,369	—	4,812
Intergroup interests (note 1)	379	—	191	(570)	—
Investments in affiliates, accounted for using the equity method (note 1)	805	110	30	—	945

Property and equipment, at cost	2,811	1,008	208	—	4,027
Accumulated depreciation	(1,697)	(231)	(89)	—	(2,017)
	1,114	777	119	—	2,010

Intangible assets not subject to amortization
Goodwill	15,111	180	3,957	—	19,248
FCC licenses	8,600	—	—	—	8,600
Other	1,242	143	—	—	1,385
	24,953	323	3,957	—	29,233
Intangible assets subject to amortization, net	1,269	21	3,507	—	4,797
Other assets	1,041	75	1,491	(53)	2,554
Total assets	$31,674	1,636	11,664	(623)	44,351

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 4)	$14	(31)	17	—	—
Accounts payable and accrued liabilities	1,458	66	308	—	1,832
Current portion of debt (note 1)	2,184	12	695	—	2,891
Deferred revenue	1,454	83	253	—	1,790
Other current liabilities	68	6	23	—	97
Total current liabilities	5,178	136	1,296	—	6,610
Long-term debt (note 1)	12,078	685	2,936	—	15,699
Deferred income tax liabilities (note 3)	2,206	65	—	(53)	2,218
Redeemable intergroup interests (note 1)	—	257	313	(570)	—
Other liabilities	611	197	179	—	987
Total liabilities	20,073	1,340	4,724	(623)	25,514
Redeemable noncontrolling interests in equity of subsidiary	—	—	575	—	575
Equity / Attributed net assets	8,036	296	6,340	—	14,672
Noncontrolling interests in equity of subsidiaries	3,565	—	25	—	3,590
Total liabilities and equity	$31,674	1,636	11,664	(623)	44,351

BALANCE SHEET INFORMATION

December 31, 2020

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$996	151	1,684	—	2,831
Trade and other receivables, net	672	30	121	—	823
Other current assets	225	63	459	(371)	376
Total current assets	1,893	244	2,264	(371)	4,030
Intergroup interests (note 1)	257	—	169	(426)	—
Investments in affiliates, accounted for using the equity method (note 1)	886	94	38	—	1,018

Property and equipment, at cost	2,842	977	198	—	4,017
Accumulated depreciation	(1,526)	(178)	(74)	—	(1,778)
	1,316	799	124	—	2,239

Intangible assets not subject to amortization
Goodwill	15,082	180	3,956	—	19,218
FCC licenses	8,600	—	—	—	8,600
Other	1,242	143	—	—	1,385
	24,924	323	3,956	—	29,203
Intangible assets subject to amortization, net	1,471	24	3,883	—	5,378
Other assets	1,334	87	757	(42)	2,136
Total assets	$32,081	1,571	11,191	(839)	44,004

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 4)	$(22)	(35)	57	—	—
Accounts payable and accrued liabilities	1,380	53	150	—	1,583
Current portion of debt (note 1)	475	59	209	—	743
Deferred revenue	1,721	90	259	—	2,070
Other current liabilities	442	6	17	(371)	94
Total current liabilities	3,996	173	692	(371)	4,490
Long-term debt (note 1)	12,525	611	3,550	—	16,686
Deferred income tax liabilities (note 3)	2,116	52	—	(42)	2,126
Redeemable intergroup interests (note 1)	—	226	200	(426)	—
Other liabilities	689	218	194	—	1,101
Total liabilities	19,326	1,280	4,636	(839)	24,403
Equity / Attributed net assets	8,250	291	6,550	—	15,091
Noncontrolling interests in equity of subsidiaries	4,505	—	5	—	4,510
Total liabilities and equity	$32,081	1,571	11,191	(839)	44,004

STATEMENT OF OPERATIONS INFORMATION

December 31, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$8,696	—	—	8,696
Formula 1 revenue	—	—	2,136	2,136
Other revenue	—	568	—	568
Total revenue	8,696	568	2,136	11,400
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	2,672	—	—	2,672
Programming and content	559	—	—	559
Customer service and billing	501	—	—	501
Other	236	—	—	236
Cost of Formula 1 revenue	—	—	1,489	1,489
Subscriber acquisition costs	325	—	—	325
Other operating expenses	265	377	—	642
Selling, general and administrative	1,598	99	210	1,907
Impairment, restructuring and acquisition costs, net of recoveries	20	—	—	20
Depreciation and amortization	603	72	397	1,072
	6,779	548	2,096	9,423
Operating income (loss)	1,917	20	40	1,977
Other income (expense):
Interest expense	(495)	(24)	(123)	(642)
Share of earnings (losses) of affiliates, net	(253)	30	23	(200)
Unrealized gain/(loss) on inter-group interests	121	(31)	(90)	—
Realized and unrealized gains (losses) on financial instruments, net	(433)	3	(21)	(451)
Gains (losses) on dilution of investment in affiliate	152	—	—	152
Other, net	(60)	(1)	14	(47)
	(968)	(23)	(197)	(1,188)
Earnings (loss) before income taxes	949	(3)	(157)	789
Income tax (expense) benefit (note 3)	(74)	(8)	37	(45)
Net earnings (loss)	875	(11)	(120)	744
Less net earnings (loss) attributable to the noncontrolling interests	276	—	16	292
Less net earnings (loss) attributable to the redeemable noncontrolling interests	—	—	54	54
Net earnings (loss) attributable to Liberty stockholders	$599	(11)	(190)	398

STATEMENT OF OPERATIONS INFORMATION

December 31, 2020

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$8,040	—	—	8,040
Formula 1 revenue	—	—	1,145	1,145
Other revenue	—	178	—	178
Total revenue	8,040	178	1,145	9,363
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	2,421	—	—	2,421
Programming and content	481	—	—	481
Customer service and billing	481	—	—	481
Other	196	—	—	196
Cost of Formula 1 revenue	—	—	974	974
Subscriber acquisition costs	362	—	—	362
Other operating expenses	264	170	—	434
Selling, general and administrative	1,509	67	174	1,750
Impairment, restructuring and acquisition costs, net of recoveries	1,004	—	—	1,004
Depreciation and amortization	573	69	441	1,083
	7,291	306	1,589	9,186
Operating income (loss)	749	(128)	(444)	177
Other income (expense):
Interest expense	(462)	(26)	(146)	(634)
Intergroup interest income (expense)	(7)	—	7	—
Share of earnings (losses) of affiliates, net	(484)	6	(108)	(586)
Unrealized gain/(loss) on inter-group interests	125	42	(167)	—
Realized and unrealized gains (losses) on financial instruments, net	(521)	(10)	129	(402)
Gains (losses) on dilution of investment in affiliate	4	—	—	4
Other, net	(17)	—	23	6
	(1,362)	12	(262)	(1,612)
Earnings (loss) before income taxes	(613)	(116)	(706)	(1,435)
Income tax (expense) benefit (note 3)	(106)	38	112	44
Net earnings (loss)	(719)	(78)	(594)	(1,391)
Less net earnings (loss) attributable to the noncontrolling interests	28	—	2	30
Net earnings (loss) attributable to Liberty stockholders	$(747)	(78)	(596)	(1,421)

STATEMENT OF OPERATIONS INFORMATION

December 31, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$7,794	—	—	7,794
Formula 1 revenue	—	—	2,022	2,022
Other revenue	—	476	—	476
Total revenue	7,794	476	2,022	10,292
Operating costs and expenses, including stock-based compensation (note 2):
Cost of Sirius XM Holdings services (exclusive of depreciation shown separately below):
Revenue share and royalties	2,291	—	—	2,291
Programming and content	462	—	—	462
Customer service and billing	475	—	—	475
Other	199	—	—	199
Cost of Formula 1 revenue	—	—	1,394	1,394
Subscriber acquisition costs	427	—	—	427
Other operating expenses	280	344	—	624
Selling, general and administrative	1,495	100	210	1,805
Impairment, restructuring and acquisition costs, net of recoveries	84	—	—	84
Depreciation and amortization	537	71	453	1,061
	6,250	515	2,057	8,822
Operating income (loss)	1,544	(39)	(35)	1,470
Other income (expense):
Interest expense	(435)	(27)	(195)	(657)
Share of earnings (losses) of affiliates, net	(24)	18	12	6
Unrealized gain/(loss) on inter-group interests	—	(42)	42	—
Realized and unrealized gains (losses) on financial instruments, net	(41)	(4)	(270)	(315)
Gains (losses) on dilution of investment in affiliate	—	—	7	7
Other, net	(38)	2	38	2
	(538)	(53)	(366)	(957)
Earnings (loss) before income taxes	1,006	(92)	(401)	513
Income tax (expense) benefit (note 3)	(271)	15	90	(166)
Net earnings (loss)	735	(77)	(311)	347
Less net earnings (loss) attributable to the noncontrolling interests	241	—	—	241
Net earnings (loss) attributable to Liberty stockholders	$494	(77)	(311)	106

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2021

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$875	(11)	(120)	744
Adjustments to reconcile net earnings to net cash provided by operating activities:		.
Depreciation and amortization	603	72	397	1,072
Stock-based compensation	215	12	29	256
Non-cash impairment and restructuring costs	24	—	—	24
Share of (earnings) loss of affiliates, net	253	(30)	(23)	200
Unrealized (gains) losses on intergroup interests, net	(121)	31	90	—
Realized and unrealized (gains) losses on financial instruments, net	433	(3)	21	451
Noncash interest expense	15	—	1	16
Losses (gains) on dilution of investment in affiliate	(152)	—	—	(152)
Loss on early extinguishment of debt	83	—	(3)	80
Deferred income tax expense (benefit)	(12)	12	(41)	(41)
Intergroup tax allocation	9	(4)	(5)	—
Intergroup tax (payments) receipts	(2)	7	(5)	—
Other charges (credits), net	(15)	20	(3)	2
Changes in operating assets and liabilities
Current and other assets	(59)	(43)	(2)	(104)
Payables and other liabilities	(255)	(1)	145	(111)
Net cash provided (used) by operating activities	1,894	62	481	2,437
Cash flows from investing activities:
Investment of subsidiary initial public offering proceeds into trust account	—	—	(575)	(575)
Cash proceeds from dispositions of investments	177	2	204	383
Cash (paid) received for acquisitions, net of cash acquired	(14)	—	—	(14)
Investments in equity method affiliates and debt and equity securities	(73)	—	(179)	(252)
Return of investment in equity method affiliates	1	—	39	40
Repayment of loans and other cash receipts from equity method affiliates and debt and equity securities	12	—	—	12
Capital expended for property and equipment, including internal-use software and website development	(388)	(35)	(17)	(440)
Proceeds from insurance recoveries	225	—	—	225
Other investing activities, net	(4)	8	(72)	(68)
Net cash provided (used) by investing activities	(64)	(25)	(600)	(689)
Cash flows from financing activities:
Borrowings of debt	6,294	117	—	6,411
Repayments of debt	(5,872)	(93)	(322)	(6,287)
Liberty stock repurchases	(500)	—	(55)	(555)
Subsidiary shares repurchased by subsidiary	(1,523)	—	—	(1,523)
Proceeds from initial public offering of subsidiary	—	—	575	575
Cash dividends paid by subsidiary	(58)	—	—	(58)
Taxes paid in lieu of shares issued for stock-based compensation	(106)	—	(48)	(154)
Settlement of intergroup call spread	(384)	—	384	—
Other financing activities, net	(83)	(2)	(22)	(107)
Net cash provided (used) by financing activities	(2,232)	22	512	(1,698)
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	(3)	(3)
Net increase (decrease) in cash, cash equivalents and restricted cash	(402)	59	390	47
Cash, cash equivalents and restricted cash at beginning of period	1,008	185	1,684	2,877
Cash, cash equivalents and restricted cash at end of period	$606	244	2,074	2,924

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2020

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$(719)	(78)	(594)	(1,391)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	573	69	441	1,083
Stock-based compensation	234	6	21	261
Non-cash impairment and restructuring costs	1,000	—	—	1,000
Share of (earnings) loss of affiliates, net	484	(6)	108	586
Unrealized (gains) losses on intergroup interests, net	(125)	(42)	167	—
Realized and unrealized (gains) losses on financial instruments, net	521	10	(129)	402
Noncash interest expense	12	1	4	17
Losses (gains) on dilution of investment in affiliate	(4)	—	—	(4)
Loss on early extinguishment of debt	40	—	—	40
Deferred income tax expense (benefit)	40	(10)	(125)	(95)
Intergroup tax allocation	5	(28)	23	—
Intergroup tax (payments) receipts	8	2	(10)	—
Other charges (credits), net	2	9	—	11
Changes in operating assets and liabilities
Current and other assets	32	(29)	(37)	(34)
Payables and other liabilities	(179)	41	(8)	(146)
Net cash provided (used) by operating activities	1,924	(55)	(139)	1,730
Cash flows from investing activities:
Cash proceeds from dispositions of investments	—	—	13	13
Cash (paid) received for acquisitions, net of cash acquired	(300)	—	—	(300)
Investments in equity method affiliates and debt and equity securities	(96)	—	(17)	(113)
Return of investment in equity method affiliates	—	—	105	105
Repayment of loans and other cash receipts from equity method affiliates and debt and equity securities	20	—	—	20
Capital expended for property and equipment, including internal-use software and website development	(350)	(81)	(21)	(452)
Other investing activities, net	(8)	4	(5)	(9)
Net cash provided (used) by investing activities	(734)	(77)	75	(736)
Cash flows from financing activities:
Borrowings of debt	4,149	228	521	4,898
Repayments of debt	(2,203)	(114)	(614)	(2,931)
Intergroup loan (repayment) borrowing	(750)	—	750	—
Liberty stock repurchases	(249)	—	(69)	(318)
Subsidiary shares repurchased by subsidiary	(1,555)	—	—	(1,555)
Reattribution between Liberty SiriusXM Group and Liberty Formula One Group	(608)	—	608	—
Proceeds from Liberty SiriusXM common stock rights offering	754	—	—	754
Cash dividends paid by subsidiary	(64)	—	—	(64)
Taxes paid in lieu of shares issued for stock-based compensation	(116)	(1)	(3)	(120)
Other financing activities, net	(47)	(8)	(35)	(90)
Net cash provided (used) by financing activities	(689)	105	1,158	574
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	—	—	3	3
Net increase (decrease) in cash, cash equivalents and restricted cash	501	(27)	1,097	1,571
Cash, cash equivalents and restricted cash at beginning of period	507	212	587	1,306
Cash, cash equivalents and restricted cash at end of period	$1,008	185	1,684	2,877

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$735	(77)	(311)	347
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	537	71	453	1,061
Stock-based compensation	267	17	28	312
Share of (earnings) loss of affiliates, net	24	(18)	(12)	(6)
Unrealized (gains) losses on intergroup interests, net	—	42	(42)	—
Realized and unrealized (gains) losses on financial instruments, net	41	4	270	315
Noncash interest expense	7	1	1	9
Losses (gains) on dilution of investment in affiliate	—	—	(7)	(7)
Loss on early extinguishment of debt	57	—	—	57
Deferred income tax expense (benefit)	268	(7)	(141)	120
Intergroup tax allocation	(21)	(8)	29	—
Intergroup tax (payments) receipts	(3)	21	(18)	—
Other charges (credits), net	4	18	(14)	8
Changes in operating assets and liabilities
Current and other assets	(11)	(12)	20	(3)
Payables and other liabilities	39	23	38	100
Net cash provided (used) by operating activities	1,944	75	294	2,313
Cash flows from investing activities:
Cash proceeds from dispositions of investments	373	—	69	442
Cash (paid) received for acquisitions, net of cash acquired	313	—	—	313
Investments in equity method affiliates and debt and equity securities	(19)	(4)	(6)	(29)
Return of investment in equity method affiliates	—	—	23	23
Repayment of loans and other cash receipts from equity method affiliates and debt and equity securities	11	—	—	11
Capital expended for property and equipment, including internal-use software and website development	(363)	(103)	(44)	(510)
Other investing activities, net	69	—	(5)	64
Net cash provided (used) by investing activities	384	(107)	37	314
Cash flows from financing activities:
Borrowings of debt	5,795	96	129	6,020
Repayments of debt	(4,833)	(31)	(7)	(4,871)
Liberty stock repurchases	(419)	—	(24)	(443)
Subsidiary shares repurchased by subsidiary	(2,159)	—	—	(2,159)
Cash dividends paid by subsidiary	(68)	—	—	(68)
Taxes paid in lieu of shares issued for stock-based compensation	(201)	(4)	(6)	(211)
Other financing activities, net	(38)	(7)	4	(41)
Net cash provided (used) by financing activities	(1,923)	54	96	(1,773)
Net increase (decrease) in cash, cash equivalents and restricted cash	405	22	427	854
Cash, cash equivalents and restricted cash at beginning of period	102	190	160	452
Cash, cash equivalents and restricted cash at end of period	$507	212	587	1,306

Notes to Attributed Financial Information

(unaudited)

(1)	On April 15, 2016, Liberty completed a reclassification of its common stock into three new tracking stock groups, one designated as the Liberty Braves common stock, one designated as the Liberty Media common stock and one designated as the Liberty SiriusXM common stock (the “Recapitalization”). In January 2017, the Liberty Media Group was renamed the Liberty Formula One Group (the “Formula One Group”).

A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Braves Group and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“Sirius XM Holdings”), Live Nation Entertainment, Inc. (“Live Nation”), Formula 1 or Braves Holdings, LLC (“Braves Holdings”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

As part of the Recapitalization, the Formula One Group initially held a 20% intergroup interest in the Braves Group. As a result of a rights offering in May 2016 to holders of Liberty Braves common stock to acquire shares of Series C Liberty Braves common stock, the number of notional shares underlying the intergroup interest held by the Formula One Group was adjusted to 9,084,940, representing a 15.1% intergroup interest in the Braves Group as of December 31, 2019.  In addition, during the fourth quarter of 2019, the Formula One Group began purchasing shares of Liberty SiriusXM common stock. As of December 31, 2019, the number of notional shares representing the intergroup interest held by the Formula One Group was 493,278, representing a 0.2% intergroup interest in the Liberty SiriusXM Group.

On April 22, 2020, the Company’s board of directors approved the immediate reattribution of certain assets and liabilities between the Formula One Group and the Liberty SiriusXM Group (collectively, the “reattribution”).

The assets reattributed from the Formula One Group to the Liberty SiriusXM Group, valued at $2.8 billion, consisted of:

●	Liberty’s entire Live Nation stake, consisting of approximately 69.6 million shares of Live Nation common stock;
●	a newly-created Formula One Group intergroup interest, consisting of approximately 5.3 million notional shares of Liberty Formula One common stock, to cover exposure under Liberty’s 1.375% cash convertible senior notes due 2023 (the “Convertible Notes”);
●	the bond hedge and warrants associated with the Convertible Notes;
●	the entire Liberty SiriusXM Group intergroup interest, consisting of approximately 1.9 million notional shares of Liberty SiriusXM common stock, thereby eliminating the Liberty SiriusXM Group intergroup interest; and
●	a portion, consisting of approximately 2.3 million notional shares of Liberty Braves common stock, of the Formula One Group’s intergroup interest in the Braves Group, to cover exposure under the Convertible Notes.

The reattributed liabilities, valued at $1.3 billion, consisted of:

●	the Convertible Notes;
●	Liberty’s 2.25% exchangeable senior debentures due 2048; and
●	Liberty’s margin loan secured by shares of Live Nation.

Similarly, $1.5 billion of net asset value has been reattributed from the Liberty SiriusXM Group to the Formula One Group, comprised of:

Notes to Attributed Financial Information (Continued)

(unaudited)

●	a call spread between the Formula One Group and the Liberty SiriusXM Group with respect to 34.8 million of the Live Nation shares that were reattributed to the Liberty SiriusXM Group; and
●	a net cash payment of $1.4 billion from the Liberty SiriusXM Group to the Formula One Group, which was funded by a combination of (x) cash on hand, (y) an additional $400 million drawn from the Company’s existing margin loan secured by shares of common stock of Sirius XM Holdings, and (z) the creation of an intergroup loan obligation from the Liberty SiriusXM Group to the Formula One Group in the principal amount of $750 million, plus interest thereon, which was repaid with the proceeds from the LSXMK rights offering described below (the “Intergroup Loan”).

The reattribution is reflected in the Company’s financial statements on a prospective basis.

As of December 31, 2021, the Liberty SiriusXM Group is primarily comprised of Liberty’s interests in Sirius XM Holdings and Live Nation, corporate cash, the Convertible Notes and related financial instruments, Liberty’s 2.125% Exchangeable Senior Debentures due 2048, Liberty’s 2.25% Exchangeable Senior Debentures due 2048, Liberty’s 2.75% Exchangeable Senior Debentures due 2049, Liberty’s 0.5% Exchangeable Senior Debentures due 2050 and margin loan obligations incurred by wholly-owned special purpose subsidiaries of Liberty. On February 1, 2019, Sirius XM Holdings acquired Pandora Media, Inc., which continues to operate as Pandora Media, LLC (“Pandora”). See note 5 to the accompanying consolidated financial statements for information related to Sirius XM Holdings’ acquisition of Pandora. Additionally, as discussed below, the Liberty SiriusXM Group holds intergroup interests in the Braves Group and the Formula One Group as of December 31, 2021. In April 2021, the Liberty SiriusXM Group paid approximately $384 million to the Formula One Group to settle its obligation under the call spread with respect to the shares of Live Nation attributed to the Liberty SiriusXM Group. As of December 31, 2021, the Liberty SiriusXM Group has cash and cash equivalents of approximately $598 million, which includes $191 million of subsidiary cash.

The Braves Group is primarily comprised of our consolidated subsidiary, Braves Holdings, which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project and corporate cash as of December 31, 2021. As of December 31, 2021, the Braves Group has cash and cash equivalents of approximately $142 million, which includes $58 million of subsidiary cash. Additionally, as discussed below, the Liberty SiriusXM Group and the Formula One Group retain intergroup interests in the Braves Group.

The Formula One Group is primarily comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including, as of December 31, 2021, Liberty’s interests in Formula 1 and Liberty Media Acquisition Corporation, cash, an intergroup interest in the Braves Group and Liberty’s 1% Cash Convertible Notes due 2023. In April 2021, the Formula One Group received approximately $384 million from the Liberty SiriusXM Group to settle the call spread with respect to the shares of Live Nation attributed to the Liberty SiriusXM Group. As of December 31, 2021, the Formula One Group has cash and cash equivalents of approximately $2,074 million, which includes $709 million of subsidiary cash.

The number of notional shares representing the intergroup interest in the Braves Group held by the Formula One Group is 6,792,903, representing an 11.0% intergroup interest at December 31, 2021. The number of notional shares representing the intergroup interest in the Braves Group held by the Liberty SiriusXM Group is 2,292,037, representing a 3.7% intergroup interest at December 31, 2021. The number of notional shares representing the intergroup interest in the Formula One Group held by the Liberty SiriusXM Group is 5,271,475, representing a 2.2% intergroup interest at December 31, 2021. The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the Unrealized gain (loss) on intergroup interests line item in the unaudited attributed consolidated statements of operations.

The Braves Group intergroup interests attributable to the Formula One Group and the Liberty SiriusXM Group are reflected in the Investment in intergroup interests line item, and the Braves Group liabilities for the intergroup interests are reflected in the Redeemable intergroup interests line item in the unaudited attributed

Notes to Attributed Financial Information (Continued)

(unaudited)

consolidated balance sheets. Similarly, the Formula One Group intergroup interest attributable to the Liberty SiriusXM Group is reflected in the Investment in intergroup interests line item, and the Formula One Group liability for the intergroup interest is reflected in the Redeemable intergroup interests line item in the unaudited attributed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interests. Appropriate eliminating entries are recorded in the Company’s consolidated financial statements.

As the notional shares underlying the intergroup interests are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock and Series A, B or C Liberty Formula One common stock, respectively. However, Liberty has assumed that the notional shares (if and when issued) related to the Formula One Group interest in the Braves Group would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages and the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Braves Group would be comprised of Series A Liberty Braves common stock since Series A Liberty Braves common stock underlie the 1.375% convertible bonds. Therefore, the market prices of Series C Liberty Braves and Series A Liberty Braves common stock are used for the quarterly mark-to-market adjustment for the intergroup interests held by Formula One Group and Liberty SiriusXM Group, respectively, through the unaudited attributed consolidated statements of operations. Liberty has assumed that the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Formula One Group would be comprised of Series A Liberty Formula One common stock since Series A Formula One common stock underlie the 1.375% convertible bonds.  Therefore, the market price of Series A Liberty Formula One common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed consolidated statements of operations.

The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of the Company’s Board of Directors, through a transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively to the respective tracking stock group.

On April 22, 2020, the Company’s board of directors authorized management of the Company to cause subscription rights (the “Series C Liberty SiriusXM Rights”) to purchase shares of Series C Liberty SiriusXM common stock, par value $0.01 per share (“LSXMK”), in a rights offering (the “LSXMK rights offering”) to be distributed to holders of Series A Liberty SiriusXM common stock, par value $0.01 per share, Series B Liberty SiriusXM common stock, par value $0.01 per share, and LSXMK. In the LSXMK rights offering, Liberty distributed 0.0939 of a Series C Liberty SiriusXM Right for each share of Series A, Series B or Series C Liberty SiriusXM common stock held as of 5:00 p.m., New York City time, on May 13, 2020. Fractional Series C Liberty SiriusXM Rights were rounded up to the nearest whole right. Each whole Series C Liberty SiriusXM Right entitled the holder to purchase, pursuant to the basic subscription privilege, one share of LSXMK at a subscription price of $25.47, which was equal to an approximate 20% discount to the volume weighted average trading price of LSXMK for the 3-day trading period ending on and including May 8, 2020. Each Series C Liberty SiriusXM Right also entitled the holder to subscribe for additional shares of LSXMK that were unsubscribed for in the LSXMK rights offering pursuant to an oversubscription privilege. The LSXMK rights offering commenced on May 18, 2020, which was also the ex-dividend date for the distribution of the Series C Liberty SiriusXM Rights. The LSXMK rights offering expired at 5:00 p.m. New York City time, on June 5, 2020 and was fully subscribed with 29,594,089 shares of LSXMK issued to those rightsholders exercising basic and, if applicable, oversubscription privileges. The proceeds from the LSXMK rights offering, which aggregated approximately $754 million, were used to repay the outstanding balance on the Intergroup Loan and accrued interest.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 7 and 9, respectively, of the accompanying consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Stock compensation related to each tracking stock is calculated based on actual awards outstanding.

Notes to Attributed Financial Information (Continued)

(unaudited)

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	We have accounted for income taxes for the Liberty SiriusXM Group, the Braves Group and the Formula One Group in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the respective groups.

Liberty SiriusXM Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2021	2020	2019

	amounts in millions
Current:
Federal	$(36)	(4)	18
State and local	(50)	(62)	(21)
Foreign	—	—	—
	(86)	(66)	(3)
Deferred:
Federal	(73)	(29)	(241)
State and local	85	(11)	(27)
Foreign	—	—	—
	12	(40)	(268)
Income tax benefit (expense)	$(74)	(106)	(271)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 21% for the years ended December 31, 2021, 2020 and 2019 as a result of the following:

	Years ended December 31,
	2021	2020	2019

	amounts in millions
Computed expected tax benefit (expense)	$(200)	129	(211)
State and local income taxes, net of federal income taxes	(56)	(49)	(45)
Income tax reserves	140	(19)	—
Taxable dividends, net of dividends received deductions	(11)	(13)	(11)
Federal tax credits	55	24	26
Change in valuation allowance affecting tax expense	(30)	18	(4)
Change in tax rate	—	—	(45)
Deductible stock-based compensation	24	14	47
Non-deductible executive compensation	(12)	(12)	(19)
Non-taxable gain / non-deductible (loss)	(8)	—	—
Impairment of nondeductible goodwill	—	(194)	—
Intergroup Interest	23	(17)	—
Other, net	1	13	(9)
Income tax benefit (expense)	$(74)	(106)	(271)

Notes to Attributed Financial Information (Continued)

(unaudited)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2021	2020

	amounts in millions
Deferred tax assets:
Tax loss and credit carryforwards	$729	765
Accrued stock compensation	69	94
Other accrued liabilities	179	160
Deferred revenue	52	62
Discount on debt	202	44
Investments	120	154
Other future deductible amounts	4	4
Deferred tax assets	1,355	1,283
Valuation allowance	(83)	(53)
Net deferred tax assets	1,272	1,230
Deferred tax liabilities:
Fixed assets	406	370
Intangible assets	2,662	2,696
Deferred tax liabilities	3,068	3,066
Net deferred tax liabilities	$1,796	1,836

Braves Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2021	2020	2019

	amounts in millions
Current:
Federal	$4	28	8
State and local	—	—	—
Foreign	—	—	—
	4	28	8
Deferred:
Federal	(10)	—	—
State and local	(2)	10	7
Foreign	—	—	—
	(12)	10	7
Income tax benefit (expense)	$(8)	38	15

Notes to Attributed Financial Information (Continued)

(unaudited)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 21% for the years ended December 31, 2021, 2020 and 2019 as a result of the following:

	Years ended December 31,
	2021	2020	2019

	amounts in millions
Computed expected tax benefit (expense)	$1	24	19
State and local income taxes, net of federal income taxes	(2)	7	6
Change in valuation allowance affecting tax expense	—	—	3
Change in tax rate	—	—	(3)
Deductible stock-based compensation	1	—	2
Intergroup interest	(6)	9	(9)
Other, net	(2)	(2)	(3)
Income tax benefit (expense)	$(8)	38	15

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2021	2020

	amounts in millions
Deferred tax assets:
Tax loss and credit carryforwards	$21	19
Accrued stock compensation	2	2
Other accrued liabilities	44	47
Other future deductible amounts	15	20
Deferred tax assets	82	88
Valuation allowance	—	—
Net deferred tax assets	82	88
Deferred tax liabilities:
Investments	18	11
Fixed assets	65	69
Intangible assets	45	46
Other future taxable amounts	11	7
Deferred tax liabilities	139	133
Net deferred tax liabilities	$57	45

Notes to Attributed Financial Information (Continued)

(unaudited)

Liberty Formula One Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2021	2020	2019

	amounts in millions
Current:
Federal	$6	(11)	(27)
State and local	(1)	—	(3)
Foreign	(9)	(2)	(21)
	(4)	(13)	(51)
Deferred:
Federal	(47)	41	102
State and local	1	—	—
Foreign	87	84	39
	41	125	141
Income tax benefit (expense)	$37	112	90

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 21% for the years ended December 31, 2021, 2020 and 2019 as a result of the following:

	Years ended December 31,
	2021	2020	2019

	amounts in millions
Computed expected tax benefit (expense)	$33	148	84
State and local income taxes, net of federal income taxes	—	—	(2)
Foreign income taxes, net of foreign tax credit	34	20	26
Taxable dividends, net of dividends received deductions	—	1	1
Change in valuation allowance affecting tax expense	(105)	(87)	(39)
Change in tax rate	146	30	—
Deductible stock-based compensation	11	—	22
Non-deductible executive compensation	(5)	(5)	(3)
Non-taxable gain / non-deductible (loss)	(68)	—	—
Intergroup interest	(17)	8	9
Other, net	8	(3)	(8)
Income tax benefit (expense)	$37	112	90

Notes to Attributed Financial Information (Continued)

(unaudited)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2021	2020

	amounts in millions
Deferred tax assets:
Tax loss and credit carryforwards	$725	652
Accrued stock compensation	13	11
Other accrued liabilities	9	10
Discount on debt	5	—
Deferred tax assets	752	673
Valuation allowance	(341)	(240)
Net deferred tax assets	411	433
Deferred tax liabilities:
Investments	19	36
Fixed assets	7	9
Intangible Assets	60	88
Discount on debt	—	19
Deferred tax liabilities	86	152
Net deferred tax (assets) liabilities	$(325)	(281)

(4)	The intergroup balances as December 31, 2021 and December 31, 2020 also include the impact of the timing of certain tax benefits. Per the tracking stock tax sharing policies, consolidated income taxes arising from the Liberty SiriusXM Group in periods prior to the Recapitalization were not subject to tax sharing and were allocated to the Formula One Group. As such, the balance of the Intergroup tax payable between the Liberty SiriusXM Group and the Formula One Group was zero at the effective date of the Recapitalization and is accounted for going forward beginning on such date.
(5)	The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, only Series A and Series B Liberty Braves common stock, or only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.